Exhibit 5.1

John McKenna (650) 843-5059 jmckenna@cooley.com	VIA EDGAR

April 29, 2015

Paratek Pharmaceuticals, Inc.

75 Kneeland Street

Boston, MA 02111-1901

Ladies and Gentlemen:

You have requested our opinion, as counsel to PARATEK PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 3,289,000 shares of its common stock, par value $0.001 (the “Shares”) and preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Tax Benefit Preservation Plan, dated as of September 13, 2013 (the “Tax Preservation Plan”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), including up to 429,000 Shares and associated Rights that may be sold pursuant to the exercise of an option granted to the underwriters in such offering, pursuant to the Registration Statement on Form S-3 (No. 333-201458) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”)), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated April 29, 2015 and filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials. We have also assumed that the Tax Preservation Plan has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Tax Preservation Plan.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Paratek Pharmaceuticals, Inc.

April 29, 2015

Page Two

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Tax Preservation Plan. It should be understood that it is not settled whether the invalidity of any particular provision of an agreement relating to preferred stock purchase rights or purchase rights issued thereunder would invalidate such rights in their entirety.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and associated Rights, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, and the Shares will be fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Very truly yours,

COOLEY LLP

By:	/S/ JOHN T. MCKENNA
John T. McKenna

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM